                             Rule 424(b)(3)
                             Registration Statement Nos. 333-92258 and 333-98743 CUSIP 125577AN6; Common Code 016339415;
                             ISIN US125577AN68

PRICING SUPPLEMENT NO. 11
Dated February 12, 2003 to
Prospectus, dated September 13, 2002 and
Prospectus Supplement, dated September 13, 2002.

                                  [CIT LOGO]

                                 CIT GROUP INC.
                       $1,000,000,000 4.125% SENIOR NOTES
                             DUE FEBRUARY 21, 2006

                             Joint Lead Managers
DEUTSCHE BANK SECURITIES                                         LEHMAN BROTHERS
                        -----------------------------

ABN AMRO INCORPORATED                             BANC OF AMERICA SECURITIES LLC
BARCLAYS CAPITAL                                                     BNP PARIBAS
GOLDMAN, SACHS & CO.                                                 UBS WARBURG

(X) Senior Note               ( ) Senior Subordinated Note

PRINCIPAL AMOUNT:             $1,000,000,000.

PROCEEDS TO CORPORATION:      99.52073% or $995,207,300.

UNDERWRITERS' COMMISSION:     0.225% or $2,250,000.

ISSUE PRICE:                  99.74573% or $997,457,300.

ORIGINAL ISSUE DATE:          February 20, 2003.

MATURITY DATE:                February 21, 2006, provided that if such day is not a
                              Business Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the
                              Maturity Date.

INTEREST RATE:                The notes will bear interest at an annual rate of 4.125%.

SPECIFIED CURRENCY:           U.S. Dollars.

DELIVERY:                     The Notes are expected to be delivered in book-entry form
                              only, to purchasers through The Depository Trust Company,
                              Clearstream and Euroclear, as the case may be, on or about
                              February 20, 2003.

FORM:                         Global Note.

INTEREST PAYMENT DATES:       Interest will be paid at maturity, upon earlier tax
                              redemption (to the extent provided in the prospectus
                              supplement) and semiannually on February 20 and August 20 of each year, commencing August 20, 2003, provided that if any such day is not a Business Day, the Interest Payment Date
                              will be the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the
                              Maturity Date.

ACCRUAL OF INTEREST:          Interest payments will include the amount of interest
                              accrued from and including the most recent Interest Payment
                              Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable
                              Interest Payment Date.

EXCHANGE LISTING:             Luxembourg Stock Exchange.

OTHER PROVISIONS:

TRUSTEE, REGISTRAR,           Bank One Trust Company, N.A.
  AUTHENTICATING, U.S.
  CALCULATION AGENT AND
  U.S. PAYING AGENT:

CUSIP:                        125577AN6

COMMON CODE:                  016339415

ISIN:                         US125577AN68

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
                              PLAN OF DISTRIBUTION

    We have entered into a terms agreement, dated as of February 12, 2003, with the Underwriters named below for whom Deutsche Bank Securities Inc. and Lehman Brothers Inc. are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                                PRINCIPAL
                   UNDERWRITERS OF NOTES                          AMOUNT
                   ---------------------                          ------
Deutsche Bank Securities Inc. ..............................  $  395,000,000
Lehman Brothers Inc. .......................................     395,000,000
ABN AMRO Incorporated.......................................      35,000,000
Banc of America Securities LLC..............................      35,000,000
Barclays Capital Inc. ......................................      35,000,000
BNP Paribas Securities Corp. ...............................      35,000,000
Goldman, Sachs & Co. .......................................      35,000,000
UBS Warburg LLC.............................................      35,000,000
                                                              --------------
    Total...................................................  $1,000,000,000
                                                              --------------
                                                              --------------

    We have been advised by the Underwriters that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this pricing supplement, and to certain dealers at a price less a concession not in excess of 0.15% of the principal amount of the notes. The Underwriters may allow, and these dealers may reallow, a concession to certain other dealers not in excess of 0.10% of the principal amount of the notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

    Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the notes may not be liquid.

    The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the notes if any are purchased.

    In connection with this offering, some or all of the Underwriters and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the notes. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those Underwriters and affiliates may bid for or purchase notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more notes in connection with this offering than they are committed to purchase from us. In that case, the Underwriters may purchase notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    We have been advised by Deutsche Bank Securities Inc. and Lehman Brothers Inc. that they may make the notes available for distribution on the Internet through a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. We have also been advised by Deutsche Bank Securities Inc. and Lehman Brothers Inc. that Market Axess Inc. is providing the system as a conduit for communications between Deutsche Bank Securities Inc. and Lehman Brothers Inc. and their respective customers and is not a party to any

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


transactions. We have also been advised by Deutsche Bank Securities Inc. and Lehman Brothers Inc. that Market Axess Inc. is a registered broker-dealer and will receive compensation from Deutsche Bank Securities Inc. and Lehman Brothers Inc. based on transactions conducted through the system. We have been advised by Deutsche Bank Securities Inc. and Lehman Brothers Inc. that they will make the notes available to their respective customers through the Internet on the same terms as distributions of the notes made through other channels. Other than this pricing supplement, the accompanying prospectus and prospectus supplement and any registration statement of which they form a part, each in electronic format as filed with the SEC, the information on any Web site is not a part of this pricing supplement, the accompanying prospectus or prospectus supplement or any registration statement of which they form a part.

    Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

    The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

    We accept responsibility for the information contained in this pricing supplement.

    Signed on behalf of CIT Group Inc.:

    By: /S/ GLENN VOTEK
        .............................
        DULY AUTHORIZED



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